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                        INDEPENDENT AUDITORS' CONSENT


To the Stockholders and Board of Directors of AmTec, Inc.:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-33235 on Form S-3 of AmTec, Inc. of our report dated June 20, 1997 and July 8, 1997 with respect to Note 16 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of AmTec, Inc. for the year ended March 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement

/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP



New York, New York
August 21, 1997






























                                  EXHIBIT 23.1